                                 LOAN AGREEMENT

1. PARTIES. The parties to this Agreement are David J. Noble ("NOBLE") and American Equity Investment Life Holding Company (the "COMPANY"), an Iowa corporation, headquartered in West Des Moines, Iowa.

2. PURPOSE. The Company is an insurance holding company group engaged primarily in the sale of annuities and other life insurance products. Noble is the President and Chairman of the Company. Noble and the Company believe it is mutually advantageous to provide for a loan by the Company to Noble as an inducement to him to remain employed by the Company in his present capacities. The purpose of this Agreement is to specify the terms and conditions under which the loan is to be repaid.

3. DURATION OF AGREEMENT. This Agreement shall commence on May 1, 2000 and expire on April 30, 2005, unless terminated or extended in writing by the parties.

4. LOAN. The Company shall loan to Noble Eight Hundred Thousand Dollars ($800,000) pursuant to the attached Promissory Note. Noble is obligated to repay that Promissory Note unless he continues as President and Chairman of the Company for the entire term of the Note. If certain conditions are met, the Company shall forgive amounts due under the Promissory Note to the extent specified herein.

         4.1 INTEREST RATE. The principal balance of the Note will bear interest at the rate of 6.50% per annum.

         4.2 ANNUAL INSTALLMENT PAYMENTS. Payments shall be made in 5 equal annual installments of principal and interest, each in the amount of $192,508, with the first such payment due April 30, 2001, and continuing thereafter on April 30 of each year through and including April 30, 2005.

         4.3 SCHEDULED FORGIVENESS. If Noble is continuously employed by the Company through each of the dates specified below, then the following payments on the Promissory Note shall be forgiven on the following dates:

                  On April 30, 2001, the Company shall forgive the amount of $192,508.

                  On April 30, 2002, the Company shall forgive the amount of $192,508.

                  On April 30, 2003, the Company shall forgive the amount of $192,508.

                  On April 30, 2004, the Company shall forgive the amount of $192,508.

                  On April 30, 2005, the Company shall forgive the amount of $192,508.

         4.4      CONTINUOUS EMPLOYMENT. The forgiving of any debt described in
                  Section 4.3 above shall occur only if Noble is continuously employed by the Company from the date hereof through and including the dates on which such forgiveness is scheduled, or in accordance with Section 4.5 or Section 4.6 below.

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         4.5      DEATH OR DISABILITY. In the event Noble should die or become permanently disabled (as hereinafter defined) prior to April 30, 2005, then any remaining balance of principal and interest on the Promissory Note shall be forgiven in full as of the date of death or determination of permanent disability. For purposes of this Agreement, Noble shall be deemed to be "permanently disabled" upon the written certification of his physician that he is unable to perform his essential functions as President and Chairman of the Company and that such disability will prevent him from performing such functions for an indefinite period expected to exceed at least 180 days.

         4.6 CHANGE OF CONTROL. In the event of a "change of control" as hereinafter defined, then: (i) any remaining balance of principal and interest on the Promissory Note shall be forgiven in full on the effective date such change of control; and (ii) Company shall reimburse Noble for up to $500,000 of the amount of excise taxes under Section 280G of the Internal Revenue Code (as amended) as may be payable by him, if any, in connection with the forgiveness of the balance of the Promissory Note pursuant to subclause (i) of this Section 4.6.

                  For purposes of this Agreement the term "change of control" shall be deemed to have occurred if: (a) any person, organization or association of persons or organizations acting in concert, excluding affiliates of the Company itself, shall acquire more than twenty percent (20%) of the outstanding voting stock of the Company in whole or in part by means of an offer made publicly to the holders of all or substantially all of the outstanding shares of any one or more classes of the voting securities of the Company to acquire such shares for cash, other property or a combination thereof; or (b) any person, organization or association of persons or organizations acting in concert shall succeed in electing two or more directors in any one election in opposition to those proposed by management; or (c) the Company transfers all or substantially all of its operating properties and assets to another person, organization or association of persons or organizations, excluding affiliates of the Company itself; or the Company shall consolidate with or merge into any person, firm or corporation unless the Company or a Subsidiary shall be the continuing corporation or the successor corporation;

         4.7 WITHHOLDING. Noble hereby agrees and acknowledges that the forgiveness of any payment due under the Promissory Note will constitute compensation subject to state and federal income taxation and withholding requirements. Noble further agrees and acknowledges that such withholding could amount to 40% or more of the amounts forgiven, depending upon the amount of Noble's other compensation from the Company. On each date specified in Section 4.3 above on which the forgiveness of any payment is to occur, Noble agrees to pay to the Company the full amount of any federal, state and/or local tax which, in the opinion of counsel for the Company, must be collected, withheld, or paid over by the Company in connection with such compensation, excluding the portion of FICA withholding for which Noble is responsible. If Noble should fail to make any payment required by this Section 4.5, then the Company, at its option, may deduct the amount of such withholding from any other payments due to Noble by the Company, or may declare the Promissory Note in default.

5. ASSIGNABILITY. No right to Noble hereunder shall be assigned or assignable by voluntary or involuntary assignment.

6. APPLICABLE LAW. This Agreement shall be subject to and construed under the laws of the state of Iowa.

7. CONFIDENTIALITY. It is further understood and agreed that the parties to this Agreement shall not disclose, comment on, or publish in any manner, to any person, association, organization or entity, the substance or the terms and conditions of this Agreement, unless the nondisclosing party gives its prior written consent to any instance of such disclosure, comment or publication.

    Nothing herein shall prohibit the parties from disclosing the substance or the terms and conditions of this Agreement should such disclosure be required for the preparation of their respective tax returns, to enforce its terms or to respond to inquiries from taxing or other governmental authorities, hearings, investigations, or other official proceedings.

    IN WITNESS WHEREOF, the Company and Noble have caused this Agreement to be executed on the date written below.


AMERICAN EQUITY INVESTMENT                     DAVID J. NOBLE
LIFE HOLDING COMPANY

By:  /s/ James M. Gerlach                      /s/ David J. Noble
     ---------------------                     ----------------------
     James M. Gerlach                          David J. Noble
     Executive Vice President

Date: April 30, 2000

                             PROMISSORY NOTE

$800,000.00                                  West Des Moines, Iowa: May 1, 2000

          FOR VALUE RECEIVED, the undersigned, DAVID J. NOBLE, an individual residing at 5461 Gulf of Mexico Drive #204, Long Boat Key, Florida ("Borrower"), promises to pay to the order of AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY ("Lender"), an Iowa corporation with principal offices located at 5000 Westown Parkway, West Des Moines, Iowa 50266, the principal sum of Eight Hundred Thousand Dollars ($800,000), with interest thereon at the rate of 6.50% per annum, in five (5) equal annual installments of principal and interest, beginning on the 30th day of April, 2001 and continuing on the 30th day of each April through and including April 30, 2005.

          This Promissory Note is made in accordance with a Loan Agreement of even date herewith between the parties hereto. Any event of default specified in the Loan Agreement shall constitute an event of default hereunder. Except as to payments forgiven in accordance with the terms of the Loan Agreement, all payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at such place as may be designated by the Lender to the Borrower in writing.

          Upon the occurrence of any default specified in the Loan Agreement, then the entire balance of unpaid principal and interest hereunder shall become immediately due and payable at the option of the Lender without further notice. The Borrower agrees to pay all costs of collection or enforcement hereof incurred by Lender including without limitation reasonable attorney fees.

           All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

           This Note is made under and governed by the internal laws of the State of Iowa.



                                   /s/ David J. Noble
                                   -------------------------
                                   David J. Noble